Exhibit 99.1

Press / Investor Contact:	Media /Sales Contact:

Bonnie Ortega	Hanna Wagari
VP – Corporate Communications	VP – Sales & Marketing
Cardium Therapeutics, Inc.	Cardium Therapeutics, Inc.
Tel: (858) 436-1018	Tel: (858) 436-1042
Email: InvestorRelations@cardiumthx.com	Email: hwagari@cardiumthx.com

CARDIUM ANNOUNCES THE ACQUISITION OF TO GO BRANDS

SAN DIEGO, CA – October 1, 2012 – Cardium Therapeutics (NYSE MKT: CXM) today announced that its MedPodium® operating unit has acquired the assets, business and product portfolio of privately-held To Go Brands® to support the expansion of Cardium’s health sciences nutraceutical brand platform. To Go Brands have introduced products in a number of food, drug and mass channel retailers, and the company recorded revenues of approximately $1.7 million for the first 6 months of 2012.

San Diego-based To Go Brands develops, markets and sells a portfolio of over 25 products, including nutraceutical powder mixes, supplements and chews to support healthy lifestyles. The product line includes antioxidant-rich drink mixes in convenient stick packs that are designed to pour directly into a water bottle, as well as mix packages for home use and capsule-based dietary supplements, including Trim Energy Green Coffee Bean™, which supports healthy weight loss. These products are sold through food, drug and mass channels at retailers including Whole Foods®, CVS®, Kroger®, GNC®, Jewel-Osco®, Ralph’s Supermarkets®, Meijr®, and the Vitamin Shoppe® and from the company’s web-based store. To learn more about To Go Brands, please visit www.togobrands.com. An updated investor presentation that includes information on To Go Brands will be available later today on Cardium’s website at http://phx.corporate-ir.net/phoenix.zhtml?c=77949&p=irol-presentations.

“Our acquisition of To Go Brands is focused on building Cardium’s MedPodium in-house brand platform and health sciences business. To Go Brands have an established brand, a portfolio of marketed products, established logistics and distribution capabilities, a website e-commerce platform, and an experienced management team with key contacts and a track record of developing and placing new and innovative health and nutraceutical products into the mass, food and drug retail channels. To Go Brands will coordinate Cardium’s health sciences brand platform, including the MedPodium Nutra-Apps® product line, as well as our strategic investment in SourceOne Global Partners, a leading supplier of science-based ingredients and proprietary formulas to the national supplement and functional food and beverage industries. According to a new industry report, U.S. supplement sales are estimated to total $11.5 billion in 2012 and are projected to reach $15.5 billion by 2017. The success of products like Five Hour Energy® have shown that the nutraceutical space has the potential to generate billion dollar products without the extensive regulatory and other hurdles biologics and pharmaceuticals face,” stated Christopher J. Reinhard, Chief Executive Officer of Cardium.

“Cardium continues to focus on the strategic partnering, business development and economic monetization of our advanced tissue engineering investment that includes our FDA-cleared Excellagen professional-use wound care product, which is designed as an acellular biological modulator to activate the healing process. At the same time, bioRASI, our development partner, continues to advance the international ASPIRE Phase 3 clinical development of our Generx [Ad5FGF-4] DNA-based angiogenic biologic product candidate for the potential treatment of patients with myocardial ischemia due to coronary artery disease. In addition, consistent with our capital-efficient business model, we continue to actively evaluate new technologies and business opportunities,” Mr. Reinhard added.

Under the terms of the asset purchase agreement, Cardium issued 8.4 million unregistered shares of common stock, representing approximately 6.5% of outstanding common stock after giving effect for the issuance of shares for the acquisition, to be held in escrow for 6 months and then released in tranches over the following one year period ending 18 months following the closing of the transaction. An additional 1.2 million shares of common stock have been issued and will be held in escrow for an 18-month period for unrecognized claims that may arise in connection with the asset purchase transaction or the related business. The transaction covers the acquisition of the assets, business and product portfolio of To Go Brands, Inc. The shares of Cardium common stock that have been issued under the purchase agreement are unregistered and restricted for sale pursuant to Rule 144 of the Securities Exchange Act and certain other conditions. To Go Brands recorded revenues of approximately $1.7 million for the first 6 months of 2012. Cardium plans to file a Form 8-K/A providing audited financial statements of the To Go Brands business.

About To Go Brands®

To Go Brands develops, markets and sells a portfolio of over 25 products including, nutraceutical powder mixes, supplements and chews to support healthy lifestyles. The product line contains 100% natural antioxidant-rich drink mixes with organic ingredients, in convenient stick packs, designed to pour directly into a water bottle, mix packages for home use and capsule-based dietary supplements. The Healthy To Go product line includes Go Greens Super Fruits and Veggies™, Acai Natural Energy Boost™, Green Tea Energy Fusion™, Trim Energy™, Healthy Belly™ probiotic and Smoothie Complete™, as well as Acai and High Octane™ energy chews, VitaRocks® (nutrients for children) and dietary supplements including Trim Green Coffee Bean™ and Glucoberry™. These products are sold through the company’s web-based store and mass, food and drug channels at retailers including Whole Foods®, CVS®, Kroger®, GNC®, Jewel-Osco®, Ralph’s Supermarkets®, Meijr®, and the Vitamin Shoppe®. To learn more about To Go Brands, visit their website (www.togobrands.com).

About MedPodium Nutra-Apps®

MedPodium Nutra-Apps are small pharmaceutically-sealed, tasteless, easy-use capsules in pocket-sized packaging that are designed to address the unique needs of today’s millennial consumers. Nutra-Apps provide premium science-based ingredients that have been characterized scientifically and shown to support an active lifestyle by enhancing energy, weight management, and relaxation*. Nutra-Apps come in simple, “one-and-done” servings and are designed to fit comfortably in a pocket or purse for use anytime, anywhere. For information about MedPodium Nutra-Apps, please visit www.medpodium.com. The video, “Nutra-Apps: Fuel your Lifestyle”, is at http://www.youtube.com/watch?v=BtGqfI0Vfvs.

About Cardium

Cardium is an asset-based health sciences and regenerative medicine company focused on the acquisition and strategic development of innovative products and businesses with the potential to address significant unmet medical needs and having definable pathways to commercialization, partnering or other economic monetizations. Cardium’s current portfolio includes the Tissue Repair Company, Cardium Biologics, and the Company’s in-house MedPodium Health Sciences healthy lifestyle product platform. The Company’s lead commercial product Excellagen® topical gel for wound care management has received FDA clearance for marketing and sale in the United States. Cardium’s lead clinical development product candidate Generx® is a DNA-based angiogenic biologic intended for the treatment of patients with myocardial ischemia due to coronary artery disease. In addition, consistent with its capital-efficient business model, Cardium continues to actively evaluate new technologies and business opportunities. In July 2009, Cardium completed the sale of its InnerCool Therapies medical device business to Royal Philips Electronics, the first asset monetization from the Company’s biomedical investment portfolio. News from Cardium is located at www.cardiumthx.com.

Forward-Looking Statements

Except for statements of historical fact, the matters discussed in this press release are forward looking and reflect numerous assumptions and involve a variety of risks and uncertainties, many of which are beyond our control and may cause actual results to differ materially from stated expectations, which are beyond our control and may cause actual results to differ materially from stated expectations. For example, there can be no assurance that To Go Brands business can be successfully integrated and expanded or that revenues for 2012 will continue at the pace realized during the first six months; that the acquisition of To Go Brands will accelerate the growth and development of Cardium’s MedPodium business; that the To Go Brands product line or MedPodium’s Neo-Chill™, Neo-Energy®, Neo-Carb Bloc® or other Nutra-Apps® can be effectively commercialized; that the To Go Brands or MedPodium product line can be successfully broadened to include additional healthy lifestyle opportunities and that these products will be commercially successful or will effectively enhance our businesses or their market value; that results or trends observed in clinical studies or other observations will be reproduced in subsequent studies or in broader use; that our products or product candidates will not be unfavorably compared to competitive products that may be regarded as safer, more effective, easier to use or less expensive; that the Food and Drug Administration, the Federal Trade Commission or other regulatory agencies will not introduce additional or more restrictive regulations covering naturally-derived products such as those in our MedPodium product line; that our in-house or external product commercialization efforts will be successful or will effectively enhance our businesses or their market value; that our co-development and strategic licensing arrangements will successfully and in a timely manner lead to the development, formulation, manufacture and licensing of products for Cardium’s MedPodium healthy lifestyle line; or that these or any other third parties on whom we depend will perform as anticipated.

Actual results may also differ substantially from those described in or contemplated by this press release due to risks and uncertainties that exist in our operations and business environment, including, without limitation, risks and uncertainties that are inherent in the development of complex biologics and in the conduct of human clinical trials, including the timing, costs and outcomes of such trials, our ability to obtain necessary funding, regulatory approvals and expected qualifications, our dependence upon proprietary technology, our history of operating losses and accumulated deficits, our reliance on collaborative relationships and critical personnel, and current and future competition, as well as other risks described from time to time in filings we make with the Securities and Exchange Commission. We undertake no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof.

Copyright 2012 Cardium Therapeutics, Inc. All rights reserved.

For Terms of Use Privacy Policy, please visit www.cardiumthx.com.

Cardium Therapeutics®, Generx®, Cardionovo™, Tissue Repair™, Gene Activated Matrix™, GAM™, Excellagen®, Excellarate™, Osteorate™, MedPodium®, Appexium®, Linée®, Alena®, Cerex®, D-Sorb™, Neo-Energy®, Neo-Carb Bloc®, Neo-Chill™, and Nutra-Apps® are trademarks of Cardium Therapeutics, Inc. or Tissue Repair Company.

To Go Brands®, Super Fruits and Veggies™, Acai Natural Energy Boost™, Green Tea Energy Fusion™, Trim Energy™, Healthy Belly™, Smoothie Complete™, Acai and High Octane™, VitaRocks®, Trim Green Coffee Bean™ and Glucoberry™ are trademarks of To Go Brands, Inc.

(Other trademarks belong to their respective owners)

*Note: These statements have not been evaluated by the Food and Drug Administration. This product is not intended to diagnose, treat, cure or prevent any disease.